Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Corporation to Redeem Preferred Stock Issued under the U. S.

Treasury’s Capital Purchase Program

Syracuse, NY, May 11, 2009 - Alliance Financial Corporation (the Company”)(NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today that it has received regulatory approval to redeem all of the 26,918 shares of its Fixed Rate Cumulative Perpetual Preferred Stock (“Preferred Stock”) it sold to the U.S. Department of the Treasury (Treasury Department) on December 19, 2008 in connection with the Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Assets Relief Program (“TARP”).

The Company expects the redemption transaction to close on May 13.

“Alliance’s decision in December 2008 to voluntarily participate in the CPP was predicated on a program which, at that time, encouraged well-capitalized banks such as Alliance to partner with the government in an effort to help stimulate the economy and strengthen the U.S. financial system,” Jack H. Webb, President and CEO of Alliance said. “The program, however, has been dramatically altered and the resulting changes in the legal and regulatory requirements surrounding it have subjected participants to restrictions and regulatory burdens that place Alliance at a competitive disadvantage to financial institutions which do not participate in the program. These changes inhibit the manner in which we run our business and are not in the best interests of our customers, community and shareholders.”

Alliance’s strong capital and liquidity positions supported record residential mortgage originations for the Company of $103.2 million in 2008, an increase of more than 40% over 2007 originations. In 2009, Alliance has continued to expand its lending to credit-worthy individual and commercial customers in Central New York in 2009. New loan originations to consumer and commercial customers in the first quarter of 2009 totaled approximately $106.5 million, which is an increase of $26.7 million or 33% from the first quarter of 2008.

Webb further stated, “In the first quarter of 2009, Alliance originated the second largest volume of residential mortgages in Onondaga County, up from eighth largest volume in 2008. This is a further testament to the leading role we are playing in meeting the financing needs of credit-worthy borrowers as some larger lenders scale back their lending in Central New York. Our success in 2008 and the first quarter of 2009 is the result of our efforts over the past two years to build market share and enhance our brand recognition.

Alliance comfortably exceeded regulatory requirements to be classified as a “well-capitalized” institution before accepting the CPP investment and will continue to exceed the regulatory requirements after the redemption. The Company’s leverage capital ratio and total risk-based capital ratio at September 30, 2008, before the CPP funds were received, were 7.58% and 11.71% respectively, and on a pro-forma basis assuming the redemption were approximately 7.65% and 12.12% respectively, at March 31, 2009.

In addition, the Company’s ratio of tangible common equity to tangible assets was 5.63% at September 30, 2008, and 5.71% at March 31, 2009.

With approximately $1.4 billion in assets, Alliance Financial Corporation is an independent financial holding company headquartered in Syracuse, with Alliance Bank, N.A. as its principal subsidiary providing retail and commercial banking, and trust and investment services through 29 locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

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